Cooper Standard Reports Third Quarter Results and
Announces Significant Progress on Several Strategic Initiatives

NOVI, Mich., November 1, 2018 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported results for the third quarter 2018.

Summary

•	Sales totaled $861.7 million

•	Net income of $32.2 million or $1.77 per diluted share

•	Adjusted EBITDA of $69.6 million or 8.1 percent of sales

•	Adjusted net income of $19.1 million or $1.05 per diluted share

•	Net new business awards of $92 million, on track for record year

•	Signed second agreement to license FortrexTM material technology outside the automotive industry

During the third quarter of 2018, the Company generated net income of $32.2 million, or $1.77 per diluted share, and adjusted EBITDA of $69.6 million on sales of $861.7 million. These results compare to net income of $24.6 million, or $1.32 per diluted share, and adjusted EBITDA of $96.0 million on sales of $869.0 million in the third quarter of 2017. The Company’s net income margin and adjusted EBITDA margin were 3.7 percent and 8.1 percent, respectively, for the third quarter of 2018 compared to 2.8 percent and 11.1 percent, respectively, in the third quarter of 2017.

“In the third quarter, challenging market conditions, especially in Asia and Europe, and increasing commodity costs negatively impacted our results,” stated Jeffrey Edwards, chairman and CEO of Cooper Standard. “Our global team is focused on improving our operating efficiency and executing our strategy to help offset these negative market impacts and drive improving returns going forward. We believe the long-term outlook for Cooper Standard remains positive with opportunities for profitable growth and value creation in both our automotive and non-automotive businesses.”

The Company’s third quarter net income, excluding restructuring and other special items (“adjusted net income”), totaled $19.1 million, or $1.05 per diluted share, compared to $39.5 million, or $2.11 per diluted share in the third quarter of 2017.

For the first nine months of 2018, the Company reported net income of $130.8 million, or $7.13 per diluted share on sales of $2.76 billion. Adjusted EBITDA for the first nine months of the year was $300.1 million. By comparison, the Company reported net income of $106.8 million, or $5.67 per diluted share, and adjusted EBITDA of $320.8 million on sales of $2.68 billion in the first nine months of 2017.
Adjusted net income for the first nine months of 2018 was $133.2 million or $7.26 per diluted share compared to adjusted net income of $144.4 million or $7.66 per diluted share in the first nine months of 2017.

Adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted earnings per share are non-GAAP measures. Definitions of these measures and reconciliations to the most directly comparable financial measures, calculated and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), are provided in the attached supplemental schedules.

Notable Developments

During the third quarter, Cooper Standard launched 51 new customer programs and was awarded $92 million in annual net new business. New contract awards related to the Company’s recent product innovations, including both new and replacement business, totaled $98 million in the quarter. In addition to these innovation awards, the Company received its first production contract award for its FortrexTM automotive sealing products in Europe after the end of the third quarter. Cooper Standard’s expanding portfolio of commercialized innovation products includes: MagAlloy™; ArmorHose™; ArmorHose™ TPV; Gen III Posi-Lock; TP Microdense; and FortrexTM.

Also during the third quarter, Company management approved a plan to sell its anti-vibration systems (“AVS”) business.  The Company expects to sell the business within one year from management's approval of the plan.

Subsequent to the end of the third quarter, Cooper Standard announced significant progress on several key strategic initiatives including: the signing of a new agreement to license FortrexTM material technology for applications outside of the automotive industry; the acquisition of Hutchings Automotive Products; and the closing of the previously announced LS Mtron acquisition.

The new non-automotive license agreement for FortrexTM is with a major North American material compounding company. It is expected to expand the reach and application of the technology into a broad range of products and industries through the licensee’s network of customers, and provide a stream of royalty income based on the licensee’s sales of FortrexTM product to its customers.

Hutchings Automotive Products is a North American supplier of high quality fluid carrying products for automotive powertrain and coolant systems applications. This acquisition broadens Cooper Standard’s product portfolios for fluid transfer systems and fuel and brake delivery systems, expanding its total addressable market by an estimated $1.25 billion. The acquisition is also expected to strengthen the Company’s market position in these core product areas, while enhancing its relationships with key North American customers.

LS Mtron is a large industrial company based in South Korea. The acquisition of the LS Mtron automotive business enhances Cooper Standard’s product and technology portfolio, improves its positioning with key Korean automotive customers and expands its market presence in Korea, China and Brazil.

Consolidated Results

Third quarter 2018 sales decreased by $7.4 million or 0.8 percent compared to the third quarter of 2017. The year-over-year change was primarily attributable to unfavorable volume and mix in Europe and Asia, unfavorable foreign exchange, and customer price reductions, partially offset by favorable volume and mix in North America.

Third quarter adjusted EBITDA decreased by $26.5 million or 27.6 percent compared to the third quarter of 2017. The year-over-year change was primarily attributable to unfavorable volume and mix in Europe and Asia, customer price reductions, higher net material costs and general inflation, partially offset by lower selling, general administrative and engineering (“SGA&E”) expense and net operational efficiencies.

The Company has adopted a new accounting standard related to Compensation - Retirement Benefits (ASU 2017-07) that reclassifies the presentation of the components of net periodic benefit costs in the statements of net income. As a result, prior period data have been recast.

Segment Results

North America

The Company’s North America segment reported sales of $471.6 million in the third quarter, an increase of 7.8 percent compared to $437.4 million in sales reported in the third quarter 2017. The year-over-year improvement was primarily attributable to favorable volume and mix, net of customer price reductions, and incremental sales related to acquisitions.

North America segment profit was $48.9 million, or 10.4 percent of sales, in the third quarter. This compared to segment profit of $44.2 million or 10.1 percent of sales in the third quarter 2017. The year-over-year improvement in segment profit was driven primarily by net operational efficiencies, lower SGA&E expense and incremental profit from acquisitions, partially offset by higher material costs and customer price reductions.

Europe

The Company’s Europe segment reported sales of $228.3 million in the third quarter, compared to sales of $254.4 million in the third quarter 2017. The year-over-year change was primarily attributable to unfavorable volume and mix, net of customer price reductions, and unfavorable foreign exchange.

The Europe segment reported a loss of $3.2 million in the third quarter compared to segment loss of $9.0 million in the third quarter of 2017. The year-over-year improvement was primarily attributable to a gain recorded on the sale of a property in France, the non-recurrence of prior period settlement charges related to U.K. pension plans, lower restructuring expense and net operating efficiencies, partially offset by unfavorable volume and mix, net of customer price reductions, and higher material costs.

Asia Pacific

The Company’s Asia Pacific segment reported sales of $136.2 million in the third quarter, compared to sales of $148.5 million in the third quarter 2017. The year-over-year change was largely attributable to unfavorable volume and mix, net of customer price reductions, primarily in China, and unfavorable foreign exchange.

The Asia Pacific segment reported a loss of $11.6 million in the third quarter of 2018, compared to segment profit of $3.1 million in the third quarter 2017. The year-over-year change was primarily attributable to unfavorable volume and mix, net of customer price reductions, primarily in China, partially offset by lower SGA&E expense.

South America

The Company’s South America segment reported sales of $25.6 million in the third quarter, compared to sales of $28.7 million in the third quarter of 2017. The year-over-year change was primarily attributable to unfavorable foreign exchange.

The South America segment reported a loss of $2.6 million in the third quarter, compared to a segment loss of $4.9 million in the third quarter of 2017. The year-over-year improvement was largely attributable to favorable volume and mix, net of customer price adjustments, and the non-recurrence of a one-time pre-tax charge recorded in the third quarter of 2017 related to a voluntary tax amnesty program.

Liquidity and Cash Flow

At September 30, 2018, Cooper Standard had cash and cash equivalents totaling $282.4 million. Net cash used in operating activities in the third quarter 2018 was $20.3 million and free cash flow for the quarter (defined as net cash used in/provided by operating activities minus capital expenditures) was an outflow of $73.7 million.

In addition to cash and cash equivalents, the Company had $197.7 million available under its amended senior asset-based revolving credit facility (“ABL”) for total liquidity of $480.1 million at September 30, 2018.

Total debt at September 30, 2018 was $764.1 million. Net debt (defined as total debt minus cash and cash equivalents) was $481.7 million. Cooper Standard’s net leverage ratio (defined as net debt divided by trailing 12 months adjusted EBITDA) at September 30, 2018 was 1.1 times.

Through the first nine months of 2018, the Company used $43.5 million of cash to repurchase shares of its common stock through an accelerated share repurchase program as well as open market transactions. The accelerated share repurchase program was concluded during the third quarter. In June 2018, the Company’s board of directors approved a new common stock repurchase program authorizing the Company to repurchase, in aggregate, up to $150.0 million of its outstanding common stock. The full amount of this authorization remains available.

Outlook

Based on the results achieved year-to-date and the industry and economic outlook, including commodity price expectations, for the rest of the year, the Company has refined its guidance for the full year 2018 as summarized below:

	Previous Guidance (8/1/2018)	Current Guidance
Sales	$3.60 - $3.70 billion	$3.63 - $3.68 billion
Adjusted EBITDA Margin[1]	12.7% - 13.0%	10.5% - 11.0%
Capital Expenditures as a percent of sales	5.7% - 5.9%	5.9% - 6.0%
Cash Restructuring	$35 - $40 million	$35 - $40 million
Effective Tax Rate	18% - 22%	13% - 17%
1 Adjusted EBITDA Margin is a non-GAAP financial measure. We have not provided a reconciliation of projected adjusted EBITDA margin range to projected net income margin range because full-year net income will include special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end. Due to this uncertainty, we cannot reconcile projected adjusted EBITDA margin range to a comparable US GAAP net income margin range without unreasonable effort.

Conference Call Details

Cooper Standard management will host a conference call and webcast on November 2, 2018 at 9 a.m. ET to discuss its third quarter 2018 results, provide a general business update and respond to investor questions. A link to the live webcast of the call (listen only) and presentation materials will be available on Cooper Standard’s Investor Relations website at www.ir.cooperstandard.com/events.cfm.

To participate by phone, callers in the United States and Canada should dial toll-free (877) 374-4041. International callers should dial (253) 237-1156. Provide the conference ID 4069804 or ask to be connected to the Cooper Standard conference call. Representatives of the investment community will have the opportunity to ask questions after the presentation. Callers should dial in at least five minutes prior to the start of the call.

Individuals unable to participate during the live call may visit the investors’ portion of the Cooper Standard website (www.ir.cooperstandard.com) for a replay of the webcast.

About Cooper Standard

Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include rubber and plastic sealing, fuel and brake lines, fluid transfer hoses and anti-vibration systems. Cooper Standard employs more than 33,000 people globally and operates in 21 countries around the world. For more information, please visit www.cooperstandard.com.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Our use of words “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “forecast,” or future or conditional verbs, such as “will,” “should,” “could,” “would,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. Among other items, such factors may include: prolonged or material contractions in automotive sales and production volumes; our inability to realize sales represented by awarded business; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruption in our supply base; entering new markets; possible variability of our working capital requirements; risks associated with our international operations, including changes in laws, regulations, and policies governing the terms of foreign trade such as increased trade restrictions and tariffs; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial amount of indebtedness; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our debt instruments; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers’ needs for new and improved products; the possibility that our acquisitions and divestitures may not be successful; product liability, warranty and recall claims brought against us; laws and regulations, including environmental, health and safety laws and regulations; legal proceedings, claims or investigations against us; work stoppages or other labor disruptions; the ability of our intellectual property to withstand legal challenges; cyber-attacks or other disruptions in our information technology systems; the possible volatility of our annual effective tax rate; changes in our assumptions used for evaluation of deemed repatriation tax and the remeasurement of our deferred tax assets and liabilities, including as a result of IRS issuing guidance on the Tax Cuts and Jobs Act that may change our assumptions; the possibility of future impairment charges to our goodwill and long-lived assets; and our dependence on our subsidiaries for cash to satisfy our obligations.
You should not place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except where we are expressly required to do so by law.
This press release also contains estimates and other information that is based on industry publications, surveys and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information.

CPS_F

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Sharon Wenzl
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6211
roger.hendriksen@cooperstandard.com	sswenzl@cooperstandard.com

Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF NET INCOME
(Unaudited)
(Dollar amounts in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Sales	$861,653	$869,016	$2,757,306	$2,680,212
Cost of products sold	741,998	718,207	2,315,406	2,187,213
Gross profit	119,655	150,809	441,900	492,999
Selling, administration & engineering expenses	82,134	87,791	238,913	260,360
Amortization of intangibles	3,791	3,432	10,596	10,563
Gain on sale of land	(10,714)	—	(10,714)	—
Impairment charges	—	—	—	4,270
Restructuring charges	2,703	9,909	19,841	28,220
Operating profit	41,741	49,677	183,264	189,586
Interest expense, net of interest income	(9,983)	(10,256)	(29,756)	(31,788)
Equity in earnings of affiliates	1,413	660	4,348	3,735
Loss on refinancing and extinguishment of debt	—	—	(770)	(1,020)
Other expense, net	(1,697)	(6,785)	(3,973)	(10,643)
Income before income taxes	31,474	33,296	153,113	149,870
Income tax expense (benefit)	(1,190)	7,838	19,831	40,258
Net income	32,664	25,458	133,282	109,612
Net income attributable to noncontrolling interests	(508)	(818)	(2,457)	(2,810)
Net income attributable to Cooper-Standard Holdings Inc.	$32,156	$24,640	$130,825	$106,802

Weighted average shares outstanding
Basic	17,828,358	17,703,660	17,939,544	17,769,808
Diluted	18,209,168	18,680,518	18,348,616	18,838,287

Earnings per share:
Basic	$1.80	$1.39	$7.29	$6.01
Diluted	$1.77	$1.32	$7.13	$5.67

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)
	September 30, 2018	December 31, 2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$282,357	$515,952
Accounts receivable, net	462,619	494,049
Tooling receivable	134,072	112,561
Inventories	182,743	170,196
Prepaid expenses	37,221	33,205
Other current assets	86,547	100,778
Assets held for sale	120,940	—
Total current assets	1,306,499	1,426,741
Property, plant and equipment, net	966,581	952,178
Goodwill	183,698	171,852
Intangible assets, net	91,393	69,091
Other assets	111,753	105,786
Total assets	$2,659,924	$2,725,648

Liabilities and Equity
Current liabilities:
Debt payable within one year	$36,947	$34,921
Accounts payable	452,197	523,296
Payroll liabilities	108,111	123,090
Accrued liabilities	109,915	145,650
Liabilities held for sale	75,044	—
Total current liabilities	782,214	826,957
Long-term debt	727,183	723,325
Pension benefits	130,646	180,173
Postretirement benefits other than pensions	53,030	61,921
Other liabilities	55,696	78,183
Total liabilities	1,748,769	1,870,559
7% Cumulative participating convertible preferred stock	—	—
Equity:
Common stock	18	18
Additional paid-in capital	510,349	512,815
Retained earnings	609,962	511,367
Accumulated other comprehensive loss	(239,009)	(197,631)
Total Cooper-Standard Holdings Inc. equity	881,320	826,569
Noncontrolling interests	29,835	28,520
Total equity	911,155	855,089
Total liabilities and equity	$2,659,924	$2,725,648

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollar amounts in thousands)

	Nine Months Ended September 30,
	2018	2017
Operating Activities:
Net income	$133,282	$109,612
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	98,675	88,850
Amortization of intangibles	10,596	10,563
Impairment charges	—	4,270
Share-based compensation expense	14,117	19,006
Equity in earnings of affiliates, net of dividends related to earnings	160	1,647
Loss on refinancing and extinguishment of debt	770	1,020
Other	8,666	14,706
Changes in operating assets and liabilities	(188,262)	(144,584)
Net cash provided by operating activities	78,004	105,090
Investing activities:
Capital expenditures	(160,088)	(137,446)
Acquisition of businesses, net of cash acquired	(98,673)	(478)
Proceeds from sale of fixed assets and other	8,173	1,236
Net cash used in investing activities	(250,588)	(136,688)
Financing activities:
Principal payments on long-term debt	(2,928)	(15,616)
Increase in short-term debt, net	3,554	6,070
Purchase of noncontrolling interests	(2,450)	—
Repurchase of common stock	(43,525)	(30,680)
Proceeds from exercise of warrants	—	836
Taxes withheld and paid on employees' share-based payment awards	(11,571)	(11,949)
Other	(88)	(795)
Net cash used in financing activities	(57,008)	(52,134)
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(3,045)	(22,836)
Changes in cash, cash equivalents and restricted cash	(232,637)	(106,568)
Cash, cash equivalents and restricted cash at beginning of period	518,461	482,979
Cash, cash equivalents and restricted cash at end of period	$285,824	$376,411

Reconciliation of cash, cash equivalents and restricted cash to the condensed consolidated balance sheet:
	Balance as of
	September 30, 2018	December 31, 2017
Cash and cash equivalents	$282,357	$515,952
Restricted cash included in other current assets	614	88
Restricted cash included in other assets	2,853	2,421
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$285,824	$518,461

Non-GAAP Measures
EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, net debt and free cash flow are measures not recognized under U.S. GAAP and which exclude certain non-cash and special items that may obscure trends and operating performance not indicative of the Company’s core financial activities. Management considers EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, net debt and free cash flow to be key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. In addition, similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company’s financing arrangements and management uses these measures for developing internal budgets and forecasting purposes. EBITDA is defined as net income adjusted to reflect income tax expense, interest expense net of interest income, depreciation and amortization, and adjusted EBITDA is defined as EBITDA further adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted EBITDA margin is defined as adjusted EBITDA divided by sales. Adjusted net income is defined as net income adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted basic and diluted earnings per share is defined as adjusted net income divided by the weighted average number of basic and diluted shares, respectively, outstanding during the period. Net debt is defined as total debt minus cash and cash equivalents. Free cash flow is defined as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt.
When analyzing the Company’s operating performance, investors should use EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, net debt and free cash flow as supplements to, and not as alternatives for, net income, operating income, or any other performance measure derived in accordance with U.S. GAAP, and not as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, net debt and free cash flow have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, net debt and free cash flow differently and therefore the Company’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA and adjusted net income, it should be noted that in the future the Company may incur expenses similar to or in excess of the adjustments in the below presentation. This presentation of adjusted EBITDA and adjusted net income should not be construed as an inference that the Company’s future results will be unaffected by special items. Reconciliations of EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and free cash flow follow.

Reconciliation of Non-GAAP Measures

EBITDA and Adjusted EBITDA
(Unaudited)
(Dollar amounts in thousands)

The following table provides reconciliation of EBITDA and adjusted EBITDA from net income:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income attributable to Cooper-Standard Holdings Inc.	$32,156	$24,640	$130,825	$106,802
Income tax expense (benefit)	(1,190)	7,838	19,831	40,258
Interest expense, net of interest income	9,983	10,256	29,756	31,788
Depreciation and amortization	36,098	34,368	109,271	99,413
EBITDA	$77,047	$77,102	$289,683	$278,261
Gain on sale of land (1)	(10,714)	—	(10,714)	—
Restructuring charges	2,703	9,909	19,841	28,220
Amortization of inventory write-up (2)	535	—	535	—
Settlement charges (3)	—	5,902	—	5,902
Foreign tax amnesty program (4)	—	3,121	—	3,121
Loss on refinancing and extinguishment of debt (5)	—	—	770	1,020
Impairment charges (6)	—	—	—	4,270
Adjusted EBITDA	$69,571	$96,034	$300,115	$320,794

Sales	$861,653	$869,016	$2,757,306	$2,680,212
Net income margin	3.7%	2.8%	4.7%	4.0%
Adjusted EBITDA margin	8.1%	11.1%	10.9%	12.0%

(1)	Gain on sale of land in Europe that was contemplated in conjunction with our restructuring plan.

(2)	Amortization of write-up of inventory to fair value for the Lauren acquisition.

(3)	Non-cash settlement charges of $5.7 million and administrative fees of $0.2 million relating to U.K. pension plan.

(4)	Relates to indirect taxes recorded in cost of products sold.

(5)	Loss on refinancing and extinguishment of debt related to the applicable amendment of the Term Loan Facility entered into during such period.

(6)	Non-cash impairment charges related to fixed assets.

Adjusted Net Income and Adjusted Earnings Per Share
(Unaudited)
(Dollar amounts in thousands, except per share amounts)

The following table provides reconciliation of net income to adjusted net income and the respective earnings per share amounts:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income attributable to Cooper-Standard Holdings Inc.	$32,156	$24,640	$130,825	$106,802
Gain on sale of land (1)	(10,714)	—	(10,714)	—
Restructuring charges	2,703	9,909	19,841	28,220
Amortization of inventory write-up (2)	535	—	535	—
Settlement charges (3)	—	5,902	—	5,902
Foreign tax amnesty program (4)	—	3,121	—	3,121
Loss on refinancing and extinguishment of debt (5)	—	—	770	1,020
Impairment charges (6)	—	—	—	4,270
Tax impact of adjusting items (7)	1,486	(4,068)	(1,010)	(4,943)
Impact of U.S. tax reform (8)	(7,070)	—	(7,070)	—
Adjusted net income	$19,096	$39,504	$133,177	$144,392

Weighted average shares outstanding:
Basic	17,828,358	17,703,660	17,939,544	17,769,808
Diluted	18,209,168	18,680,518	18,348,616	18,838,287

Earnings per share:
Basic	$1.80	$1.39	$7.29	$6.01
Diluted	$1.77	$1.32	$7.13	$5.67

Adjusted earnings per share:
Basic	$1.07	$2.23	$7.42	$8.13
Diluted	$1.05	$2.11	$7.26	$7.66

(1)	Gain on sale of land in Europe that was contemplated in conjunction with our restructuring plan.

(2)	Amortization of write-up of inventory to fair value for the Lauren acquisition.

(3)	Non-cash settlement charges of $5.7 million and administrative fees of $0.2 million relating to U.K. pension plan.

(4)	Relates to indirect taxes recorded in cost of products sold.

(5)	Loss on refinancing and extinguishment of debt related to the applicable amendment of the Term Loan Facility entered into during such period.

(6)	Non-cash impairment charges related to fixed assets.

(7)
Represents the elimination of the income tax impact of the above adjustments by calculating the income tax impact of these adjusting items using the appropriate tax rate for the jurisdiction where the charges were incurred.

(8)
Tax impact of adjustments recorded to the transition tax on undistributed foreign earnings and the tax effect of adjusting deferred taxes for the Tax Cuts and Jobs Act enacted into law on December 22, 2017.

Free Cash Flow
(Unaudited)
(Dollar amounts in thousands)
The following table defines free cash flow:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net cash (used in) provided by operating activities	$(20,307)	$40,389	$78,004	$105,090
Capital expenditures	(53,389)	(39,297)	(160,088)	(137,446)
Free cash flow	$(73,696)	$1,092	$(82,084)	$(32,356)